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                                                                   EXHIBIT 15(g)


                                                               December 10, 1996
                                                          Amended: June 15, 1999
                                                              September 14, 1999
                                                                   June 12, 2001
                                                              September 13, 2001
                                                                   June 18, 2002
                                                               December 10, 2002

                                 RULE 18F-3 PLAN
                               JANUS ASPEN SERIES

         This Rule 18f-3 Plan ("Plan") is adopted by Janus Aspen Series ("JAS") with respect to Institutional Shares, Service Shares and Service II Shares (each a "Class") of each existing and future Portfolio (each a "Portfolio") of JAS offering such classes in accordance with the provisions of Rule 18f-3 under the Investment Company Act of 1940 (the "Act").

         1. Features of the Classes. Each Portfolio may issue its shares of beneficial interest in up to three classes: the "Institutional Shares," "Service Shares" and "Service II Shares." Institutional Shares may be sold only to insurance company separate accounts and qualified plans. Service Shares and Service II Shares may be sold to insurance company separate accounts and qualified plans that require a fee out of Portfolio assets to procure distribution and/or administrative services to contract owners or plans/plan participants. Service II Shares are designed for insurance products or qualified plans that accommodate more active traders and are available to insurance companies and qualified plans who agree to administer a redemption fee. Class Expenses, as defined in Section 2 below relating to each Class, are borne solely by the Class to which they relate and within each Class are borne by each share pro rata on the basis of its net asset value. Each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its service or distribution arrangement and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class. In addition,



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Institutional Shares, Service Shares and Service II Shares shall have the features described in Sections 2 through 5 below.

         2. Class Expenses. Expenses incurred by JAS that are chargeable to a specific Class ("Class Expenses") include expenses (not including advisory or custodial fees or other expenses related to the management of a Portfolio's assets) that are incurred in a different amount by that Class or are in consideration of services provided to that Class of a different kind or to a different degree than are provided to another Class. Class Expenses include: (i) the Distribution Fees described in Section 3 applicable to Service Shares and Service II Shares; (ii) expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of record (i.e., insurance company separate accounts and qualified plans, as omnibus accounts) of a specific Class including including the administrative services fee described in Section 3 (b); (iii) Blue Sky fees incurred with respect to a specific Class; (iv) administrative, subaccounting and transfer agency expenses in connection with the shareholders of record (omnibus accounts) investing in a specific Class; (v) litigation or other legal expenses relating to a specific Class; (vi) fees or expenses of the Trustees of JAS who are not interested persons of Janus Capital Management LLC ("Independent Trustees"), and of counsel and consultants to the Independent Trustees, incurred as a result of issues relating to a specific Class; (vii) auditing and consulting expenses relating to a specific Class; and (viii) additional expenses incurred with respect to a specific Class as identified and approved by the Trustees of JAS and the Independent Trustees.

         3. Distribution Fee.

                  (a) Institutional Shares. JAS does not pay a Distribution Fee with respect to the Institutional Shares of each Portfolio offering such Shares (although JAS does pay administrative,



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subaccounting and transfer agency expenses necessary for each insurance company separate account or qualified plan as an omnibus account to invest in the Institutional Shares as discussed under "Class Expenses" above).

                  (b) Service Shares. The Trust has adopted a Distribution and Shareholder Servicing Plan pursuant to Rule 12b-1 with respect to the Service Shares of each Portfolio. Under the terms of the Plan, JAS pays Janus Distributors LLC ("JDLLC"), as Distributor of the Service Shares, a "Distribution Fee" out of the assets attributable to the Service Shares of each Portfolio, in an amount up to 0.25% on an annual basis of the average daily net assets of that class. JDLLC is permitted to use this fee to compensate insurance companies or financial intermediaries that provide services in connection with recordkeeping and administrative services as well as any activities or expenses primarily intended to result in the sale of Service Shares.

                  Under the terms of the Distribution and Shareholder Servicing Plan, these services may include, but are not limited to, the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Service Shares to prospective and existing contract owners and plan participants; providing educational materials regarding the Service Shares; providing facilities to answer questions from prospective and existing contract owners and plan participants about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Service Shares; assisting contract owners and plan participants in completing application forms and selecting dividend and other account options; and performing contract owner or participant recordkeeping and administrative services.

         Pursuant to an Amended and Restated Transfer Agency Agreement dated December 10,



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2002, an administrative services fee is also paid out of the assets attributable to Service Shares of Risk Managed Large Cap Growth Portfolio, Risk Managed Large Cap Core Portfolio, Mid Cap Value Portfolio and Small Cap Value Portfolio in an amount up to 0.10% on an annual basis of the average daily net assets of Service Shares of those Portfolios.

                  (c) Service II Shares. The Trust has adopted a Distribution and Shareholder Servicing Plan pursuant to Rule 12b-1 with respect to the Service II Shares of each Portfolio offering such Shares. Under the terms of the Plan, JAS pays JDLLC as Distributor of the Service II Shares, a "Distribution Fee" out of the assets attributable to the Service II Shares of each Portfolio offering such Shares, in an amount up to 0.25% on an annual basis of the average daily net assets of that class. JDLLC is permitted to use this fee to compensate insurance companies or financial intermediaries that provide services in connection with recordkeeping and administrative services as well as any activities or expenses primarily intended to result in the sale of Service II Shares.

                  Under the terms of the Distribution and Shareholder Servicing Plan, these services may include, but are not limited to, the following functions: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Service II Shares to prospective and existing contract owners and plan participants; providing educational materials regarding the Service II Shares; providing facilities to answer questions from prospective and existing contract owners and plan participants about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Service II Shares; assisting contract owners and plan participants in completing application forms and selecting dividend and other account options; performing contract owner or participant recordkeeping and administrative services; and administering the redemption fee.



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         4. Redemption Fee.

                  For the Service II Shares of each Portfolio offering such Shares, a 1.00% redemption fee may be imposed on interests in separate accounts or plans held for 60 days or less. Such fee will be assessed on the Service II Shares' redemption value and paid to the respective Portfolio. This redemption fee is designed to mitigate market timing activity and compensate the Portfolio for expenses directly related to redemptions associated with market timing activity. For shares purchased on different days, the shares held the longest will be redeemed first for purposes of determining whether the redemption fee applies.

         5. Differences in Class Expenses. The differences in the Class Expenses payable by each Class pursuant to this Plan are due to the differing levels of services provided or procured by JAS to beneficial owners (i.e., contract owners and plan participants) eligible to purchase shares of each Class through omnibus accounts (i.e., insurance company separate accounts and qualified plans) and to the differing levels of expenses expected to be incurred with respect to each Class. Institutional Shares may be sold to insurance company separate accounts and qualified plans that do not require a fee out of Portfolio assets to procure distribution and administrative services to plan participants. For the Institutional Shares, the contract owners or plan participants are typically charged a fee for such services directly at the contract or plan level (or the qualified plan sponsor bears these fees). Service Shares and Service II Shares may be sold to insurance company separate accounts and qualified plans that require a fee from Portfolio assets for providing such services, and in the case of Service II Shares, that agree to administer a redemption fee.

         6. Exchange Privilege. The exchange privilege offered by each Portfolio provides that shares of a Class may be exchanged only for shares of the same Class of another Portfolio (provided



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that Portfolio is offered as an investment option by the particular insurance company or qualified plan).

         7. Effective Date. This Plan was adopted as of December 10, 1996, and amended as of June 15, 1999, September 14, 1999, June 12, 2001, September 13, 2001, June 18, 2002 and December 10, 2002, pursuant to determinations made by the Trustees of JAS, including a majority of the Independent Trustees, that the multiple class structure and the allocation of expenses as set forth in the Plan are in the best interests of each of the Institutional Shares, Service Shares and Service II Shares individually and each Portfolio and JAS as a whole. This Plan will continue in effect until terminated in accordance with Section 10.

         8. Independent Trustees. While the Plan is in effect, a majority of the Trustees of JAS shall be Independent Trustees, and such Independent Trustees shall select and nominate any other Independent Trustees. Any person who acts as legal counsel for the Independent Trustees shall be an "independent legal counsel" as defined in the Act and the rules thereunder.

         9. Amendment. Material amendments to the Plan may be made with respect to a Class at any time with the approval of the Trustees of JAS, including a majority of the Independent Trustees, upon finding that the Plan as proposed to be amended, including the allocation of expenses, is in the best interests of each Class individually and each Portfolio and JAS as a whole. Non-material amendments to the Plan may be made by JCM at any time.

         10. Termination. This Plan may be terminated by the Trustees without penalty at any time.



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